EXHIBIT 99.7

APS                                                  15710 JOHN F. KENNEDY BLVD.
                                                                       SUITE 700
                                                          HOUSTON, TX 77032-2347
                                                                  (713) 507-1100


FOR IMMEDIATE RELEASE


                        APS HOLDING CORPORATION ANNOUNCES
              SALE OF CERTAIN ASSETS TO AUTO PARTS EXPRESS, LLC

                       SALE WILL FURTHER REDUCE BANK DEBT

Houston, TX (January 11, 1999) -- APS Holding Corporation (OTC-BB: APSIQ) announced today that it has entered into an agreement with Auto Parts Express, LLC, for the sale of 4 distribution centers and the assets of 76 company-owned stores. The proposed transaction, which is subject to bankruptcy court approval and certain other conditions, is expected to realize approximately $30 million and is anticipated to close by the end of January. The funds will be used by APS to further reduce its bank debt.

The purchaser for the proposed sale, Auto Parts Express, LLC ("Auto Parts Express"), will operate under the Big A brand name. The newly formed company represents a team of current and former APS management, led by Mike Preston Senior Vice President Sales/Company Stores/Marketing; Dave Barbeau - Senior Vice President Operations; and Gene Lauver - former Senior Vice President and General Counsel. The distribution centers to be acquired are located in Albany, New York; Boston, Massachusetts; Charlotte, North Carolina; and East Moline, Illinois.

According to Bettina M. Whyte, Chief Executive Officer of APS, "During the pre-closing period, APS will continue to operate the assets and will operate its business at these locations in the normal manner. Additionally, APS expects that most of the affected employees will be offered positions with the acquiring company."

APS is continuing to seek purchasers for its remaining assets and anticipates filing a Plan of Reorganization that will seek to wind down the business in an orderly fashion under Chapter 11 of the Bankruptcy Code.

APS Holding Corporation is a national distributor of Big-A brand and manufacturer branded automotive replacement parts, as well as tools, equipment, supplies and accessories. It sells to approximately 600 associated auto parts stores through 9 distribution centers (including the 4 being sold as discussed above) and operates approximately 153 company-owned stores (including the 76 being sold as discussed above) under the Big A and Big A Express trade names.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in this news release and those detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal-year ended January 31, 1998 and the Company's quarterly report on Form 10-Q for the quarterly periods ended April 25, 1998 and July 25, 1998 and in the Company's other public reports and statements.



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CONTACT:
BSMG Worldwide
Mark Valenta
(212) 445-8263